EXHIBIT 99.1

NEWS RELEASE

Contact:	Suzy W. Taylor
866-652-1810

FirstCity Financial Announces Industrial Bank Initiative

Waco, Texas November 28, 2005… FirstCity Financial Corporation announced today it has filed an application for an industrial bank charter with the State of Utah Department of Financial Institutions and an application for deposit insurance with the Federal Deposit Insurance Corporation (FDIC).  An industrial bank is a limited purpose state chartered depository institution that is subject to state and federal banking regulations but its shareholders are exempt from operation under the Bank Holding Company Act.

The application, if approved, will clear the way for FirstCity  to open American Pioneer Bank in Salt Lake City, Utah.  Cargill Value Investment (CVI), FirstCity’s longtime investment partner, will own a minority interest in the Bank. The bank will initially be capitalized with $30 million with FirstCity investing $19.2 million.  The regulatory review and approval process is expected to take approximately six months.

James T. Sartain, president and CEO of FirstCity said, “We are excited about the prospects the industrial bank platform will provide and how it will complement our existing business.  The establishment of American Pioneer Bank represents an integral initiative to further diversify and enhance FirstCity’s operations.  The advantage of low cost funds available to the industrial bank will allow it to compete effectively in the market for attractive performing loans, and complement FirstCity’s current distressed asset business.  With access to the existing infrastructure, expertise and core competencies of FirstCity, the bank will be able to operate efficiently in the performing loan markets.”

The Bank’s business plan is based upon a pure wholesale strategy, according to Sartain.  No retail operations, branches or loan origination offices will be built.  This approach resembles FirstCity’s and CVI’s  established business lines as veteran buyers of loans in the secondary market. “FirstCity’s demonstrated experience in underwriting, credit risk analysis and proven discipline in purchasing and servicing debt instruments will serve as the cornerstone in building American Pioneer Bank,” said Sartain.

American Pioneer Bank will operate independently from FirstCity and CVI with its own board of directors and management. A. Hartie Spence has been appointed president of the bank.  Mr. Spence has over 35 years managing banks, including previous positions as President, Chief Executive Officer and Chairman of FDIC insured institutions.

Conference Call

A conference call will be held today at 8; 30 a.m. Central time to discuss FirstCity’s Industrial Bank Initiative. A question and answer session will follow the prepared remarks. Details  to access the call and web cast are:

Event:	FirstCity Financial Corporation Announces Industrial Bank Initiative
Date and Time	8:30 a.m. Central Time, Monday, November 28, 2005
Host:	James T. Sartain, FirstCity’s president and CEO
Web Access:	FirstCity’s web page-	www.fcfc.com/invest.htm or,
	CCBN’s Investor websites-	www.streetevents.com and, www.earnings.com
Dial In Access:	Domestic	866-510-0707
	International	617-597-5376
	Pass code -	71553065
Replay	Domestic	888-286-8010
	International	617-801-6888
	Pass code:	33209795

The replay will be available until Monday, December 12, 2005 .

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FirstCity Financial Corporation

FirstCity Financial Corporation is a diversified financial services Company with operations dedicated to portfolio asset acquisition and resolution with offices in the U.S. and with affiliate organizations in France and Mexico. Its common (FCFC) stock is listed on the NASDAQ National Market System. For more information, visit www.fcfc.com

Cargill Value Investment

Cargill Value Investment (CVI) is widely recognized as one of the world’s leading investors in management- and credit-intensive assets, including real estate, corporate credit and loan portfolios.  Founded in 1987, CVI has 75 investment professionals working with approximately 100 administrative, tax and legal professionals in 10 offices across the globe and is a recognized international leader in value investing.  More information is available at www.cargillvalueinvestment.com.  CVI is part of Cargill, an international provider of food, agricultural and risk management products and services. With 124,000 employees in 59 countries, the company is committed to using its knowledge and experience to collaborate with customers to help them succeed. For more information, visit www.cargill.com.

Forward Looking Statements

Certain statements in this press release, which are not historical in fact, including, but not limited to, statements relating to future performance, may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, performance or achievements, and may contain the words “expect”, “intend”, “plan”, “estimate”, “believe”, “will be”, “will continue”, “will likely result”, and similar expressions. Such statements inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. There are many important factors that could cause the Company’s actual results to differ materially.

These factors include, but are not limited to, uncertainty of and delays in regulatory approvals and the Company’s ability to satisfy certain conditions for such regulatory approval, risks related to the start up of a business, including American Pioneer Bank’s ability to implement its business plan and strategy to generate sufficient revenues necessary to avoid losses common to start up companies, the availability of loans to be acquired in the secondary market, economic conditions in the secondary markets, assumptions underlying loan performance, general economic conditions, changes (legislative and otherwise) in the banking industry and in particular as applicable to industrial banks; factors more fully discussed and identified under Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” risk factors and other risks identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 22, 2005, as well as in the Company’s other filings with the SEC.

Many of these factors are beyond the Company’s control. In addition, it should be noted that past financial and operational performance of the Company is not necessarily indicative of future financial and operational performance. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements.

The forward-looking statements in this release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.